INTERGRAPH CORPORATION
                  Huntsville, Alabama  35894-0001

             NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD
                           MAY 16, 1996



TO THE SHAREHOLDERS OF INTERGRAPH CORPORATION:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Intergraph Corporation (the "Company") will be held at the Intergraph Auditorium, Building 15, Intergraph Way, Huntsville, Alabama, on May 16, 1996, at 5:00 p.m. local time for the following purposes:

  1. To elect seven directors to the Board of Directors to serve for the ensuing year and until their successors are duly elected and qualified (designated as Proposal 1 in the accompanying Proxy Statement).

  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the current year (designated as Proposal 2 in the accompanying Proxy Statement).

  3. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The close of business on March 22, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

   A copy of the Annual Report to Shareholders for the year ended December 31, 1995, is enclosed.


                                     By Order of the Board of Directors




                                     JOHN R. WYNN

                                     Secretary

Huntsville, Alabama
March 31, 1996


  IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING. NO POSTAGE IS NEEDED IF MAILED IN THE UNITED STATES.




                      INTERGRAPH CORPORATION
                  HUNTSVILLE, ALABAMA  35894-0001


                          PROXY STATEMENT

   This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Intergraph Corporation (the "Company"), to be voted at the Annual Meeting of Shareholders to be held May 16, 1996, and at any and all adjournments thereof (the "Meeting"). The form of proxy permits specification, approval, disapproval or abstention as to each of the two proposals. Proposals 1 and 2 will be presented at the Meeting by management. If the enclosed form of proxy is properly executed, returned, and not revoked, it will be voted in accordance with the specifications, if any, made by the shareholder and, if specifications are not made, will be voted in favor of Proposals 1 and 2 set forth in the accompanying Notice of Annual Meeting of Shareholders.

   The cost of solicitation of proxies will be borne by the Company. Proxies may be solicited by directors, officers, or regular employees of the Company in person or by telephone or mail. The Company may reimburse brokerage firms and others for their expenses in forwarding solicitation material regarding the Meeting to beneficial owners. On or about March 31, 1996, the Company will commence mailing this Proxy Statement, the enclosed form of proxy, and the attached Notice to holders of its common stock.

   Shareholders who sign proxies have the right to revoke them at any time before they are voted by filing with the Secretary of the Company either an instrument revoking the proxy, or a duly executed proxy bearing a later date, or by attending the Meeting and voting in person.

   The close of business on March 22, 1996, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Meeting.


                              GENERAL

   A majority of the shareholders entitled to vote must be present in person, or be represented by proxy, to constitute a quorum and act upon the proposed business. Failure of a quorum to be represented at the Meeting will necessitate an adjournment and will subject the Company to additional expense.

  Both Proposal 1 and Proposal 2 discussed in this Proxy Statement require the affirmative vote of the holders of a majority of the outstanding shares present and entitled to vote at the Meeting. The Board of Directors recommends that you vote FOR each nominee for director and FOR Proposal 2 discussed in this Proxy Statement.

   Votes are counted by the Company's transfer agent. The Company's certificate of incorporation and bylaws contain no provisions concerning the treatment of abstentions and broker non-votes. In accordance with Delaware law, abstentions will be treated as votes which are not cast in favor of election of a nominee or in favor of a proposal. Delaware law does not address the treatment of broker non-votes. Broker non-votes will be included in the determination of the presence of a quorum, but will not be counted for purposes of determining whether a nominee is elected or a proposal has been approved.





        COMMON STOCK OUTSTANDING AND PRINCIPAL SHAREHOLDERS

  As of January 31, 1996, there were outstanding 46,889,138 shares of the Company's common stock, $.10 par value (the "Common Stock"). Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by shareholders.

   The following table sets forth information as of January 31, 1996, as to:

  (a) the only persons who were known by the Company to own beneficially more than 5% of the outstanding Common Stock of the Company,

  (b) the shares of Common Stock beneficially owned by the directors and nominees of the Company,

  (c) the shares of Common Stock beneficially owned by James W. Meadlock, Chairman of the Board and Chief Executive Officer, who is also a nominee, and by the four most highly compensated executive officers of the Company who were serving as such at December 31, 1995
      (collectively,  Mr.  Meadlock  and  the  four   most   highly
      compensated  executive  officers  are  the  "Named  Executive
      Officers"), and

  (d) the shares of Common Stock beneficially owned by all directors, nominees, and executive officers of the Company as a group.



                                                        Percentage of Total
                                   Number of Shares         Common Stock
Name(1)                          Beneficially Owned(2)     Outstanding(3)
-------------------------------  ---------------------  -------------------
Intergraph Corporation
Stock Bonus Plan Trust                6,152,895    (4)         13.1%

Trimark Financial Corporation         3,408,300    (5)          7.3%

FMR Corporation                       2,487,389    (6)          5.3%


Directors and Nominees
-------------------------------
James W. Meadlock                     1,135,024    (7)          2.4%

Nancy B. Meadlock                     1,888,108    (8)          4.0%

Robert E. Thurber                       788,438    (9)          1.7%

James F. Taylor, Jr.                     74,954   (10)            *

Larry J. Laster                          22,932   (11)            *

Roland E. Brown                          10,776   (12)            *

Keith H. Schonrock, Jr.                     ---                 ---

Richard K. Snelling                         ---                 ---


Named Executive Officers
-------------------------------
Tommy D. Steele                          60,373   (13)            *

Manfred Wittler                          12,339   (14)            *

Allan B. Wilson                           7,104   (15)            *

Stephen J. Phillips                       1,901   (15)            *

All directors, nominees,
and executive officers as a
group (19 persons), including
the foregoing directors,
nominees, and named executive
officers                              4,144,845   (16)         8.7%

----------------
* Less than 1%

(1) The address of the Stock Bonus Plan Trust is c/o Boston Safe Deposit and Trust Company, One Boston Place, Boston, Massachusetts 02108. The address of Trimark Financial Corporation is One First Canadian Place, Suite 5600, Toronto, Ontario, Canada. The address of FMR Corporation is 82 Devonshire Street, Boston, Massachusetts 02109.

(2) Unless otherwise noted, the indicated owner has sole voting power and sole investment power.

(3) Shares issuable under immediately exercisable stock options are considered outstanding for the purpose of calculating the percentage of total outstanding Common Stock owned by directors, executive officers, and by directors, nominees,
     and executive  officers  as  a group.   Such  shares  are  not
     considered outstanding for the purpose of calculating the percentage of total outstanding Common Stock owned by any other person or group.

(4) Voting rights of the Common Stock held by the Stock Bonus Plan Trust are passed through to participants in the Stock Bonus Plan, which is a Company sponsored retirement plan covering substantially all U.S. employees of the Company. Vested participants in the Stock Bonus Plan have the right to diversify one-half of the Common Stock allocated to their accounts. Vested participants at age 55 have the right to diversify all of the Common Stock allocated to their accounts.

(5)  As set forth on a Schedule 13G dated February 12, 1996.

(6) As set forth on a Schedule 13G dated February 14, 1996. This schedule discloses that FMR Corporation has sole voting power over 667,938 shares and sole investment power over 2,487,389 shares.

(7) This figure includes 197,777 shares allocated to Mr. Meadlock under the Stock Bonus Plan and 150,000 shares owned jointly by Mr. Meadlock and Nancy B. Meadlock as to which voting and investment powers are shared. Mr. Meadlock may be deemed a "parent" of the Company as defined under the Securities Act of 1933 by virtue of his share ownership and position in the Company.

(8) This figure includes 1,200,000 shares held in trust for a child, 122,507 shares allocated to Mrs. Meadlock under the Stock Bonus Plan, and 150,000 shares owned jointly by Mrs. Meadlock and James W. Meadlock as to which voting and investment powers are shared. By her own request, Mrs. Meadlock will not stand for reelection to another term as director.

(9) This figure includes 166,279 shares allocated to Mr. Thurber under the Stock Bonus Plan and 316,836 shares owned by Mr. Thurber's wife as to which Mr. Thurber does not have sole voting and investment power.

(10) This figure consists of shares allocated to Mr. Taylor under the Stock Bonus Plan.

(11) This figure consists of 19,900 shares owned jointly by Mr. Laster and his wife as to which voting and investment powers are shared and 3,032 shares allocated to Mr. Laster under the Stock Bonus Plan.

(12) This  figure  consists of 8,856 shares allocated to Mr.
     Brown under the Stock Bonus Plan and 1,920 shares as to which voting and investment powers are shared.

(13) This figure includes 55,000 shares over which Mr. Steele holds immediately exercisable stock options and 17 shares allocated to Mr. Steele under the Stock Bonus Plan.

(14) This figure consists of shares over which Mr. Wittler holds immediately exercisable stock options.

(15) These figures consist of shares allocated to Mr. Wilson and Mr. Phillips under the Stock Bonus Plan.

(16) This figure includes 706,575 shares allocated to such persons under the Stock Bonus Plan and 76,339 shares over which such persons hold immediately exercisable stock options.


                            PROPOSAL 1
                       ELECTION OF DIRECTORS

  At the 1995 Annual Meeting of Shareholders, seven directors were elected and currently serve in that capacity, including Nancy B. Meadlock, Executive Vice President of the Company and Director since 1969 (excluding the period from February 1970 to February
1972). Mrs. Meadlock, by her own request, will not stand for reelection to another term as director but will continue to serve as an executive vice president of the Company.

   The Board of Directors has fixed the number of members of the Board at nine by resolution pursuant to authority granted in the bylaws of the Company. The Board of Directors proposes that the seven nominees listed below be elected as directors to serve until the 1997 Annual Meeting of Shareholders and until their successors are duly elected and qualified. Although the Company has established the number of directors at nine, proxies may not be voted for more than seven persons. It is the desire of the Board of Directors that the Board have the option of selecting two additional directors to serve on the Board prior to the election of directors at the 1997 Annual Meeting of Shareholders.

   It is the intention of the persons named in the proxy to vote the proxies for the election of the nominees listed below, all of whom, with the exception of Richard K. Snelling, are presently
directors  of the Company.   If any  nominee  should   become
unavailable to serve as a director for any reason (which is not anticipated), the persons named as proxies reserve full discretion to vote for such other person or persons as may be nominated.

   The nominees for director, together with certain information regarding them, are as follows:


                                                                  Director of
Name and Age                  Positions/Offices with Company     Company Since
-------------------------    --------------------------------    -------------
James W. Meadlock (62)        Chairman of the Board and
                              Chief Executive Officer                  1969

Roland E. Brown (58)          Director                                 1979

Larry J. Laster (44)          Executive Vice President,
                              Chief  Financial Officer,and Director    1987

Keith H. Schonrock, Jr. (55)  Director                                 1972

Richard K. Snelling (64)      ---                                      ---

James F. Taylor, Jr. (51)     Executive Vice President and Director    1973

Robert E. Thurber (55)        Executive Vice President and Director    1972


   Mr. Meadlock, Mr. Laster, and Mr. Thurber are principally employed by the Company in the positions set forth above and have been principally employed by the Company for the past five years. Mr. Taylor joined the Company in 1969, retired as an Executive Vice President of the Company in 1992, and returned to full-time employment with the Company in January 1995.

   Mr. Brown joined the Company in 1979 as Vice President, Treasurer, and Chief Financial Officer and was an Executive Vice President of the Company at the time of his retirement in 1986.

   Mr. Schonrock is a founder of the Company and served in a variety of engineering positions. At his retirement in 1987, he was an Executive Vice President of the Company.

   Mr. Snelling was elected Chairman of the Board and Chief Executive Officer of Videoconferencing Systems, Inc., a worldwide provider of videoconferencing systems to business, in June 1994, and currently serves in that capacity. He was the founder of the Georgia Center of Advanced Telecommunications Technology and served as Chief Executive Officer and Chairman of the Board until February 1994. Mr. Snelling was employed for thirty five years by Southern Bell and BellSouth Telecommunications, serving as Executive Vice President from November 1983 through December 1991. He is a registered professional engineer and member of the Georgia and National Society of Professional Engineers, a Fellow in the Institute of Electrical and Electronics Engineers, a former member of the Georgia Tech Engineering Advisory Board, and a current member of the President's Council of the University of Florida. Mr. Snelling currently serves as a member of the board of directors of Boston Technology, International Wireless, and Digital Wireless companies.


                  BOARD COMMITTEES AND ATTENDANCE

  The Board of Directors and its Audit Committee meet periodically as deemed required by the Board and the Audit Committee. During the year ended December 31, 1995, the Board of Directors held eight meetings and the Audit Committee held four meetings. All of the directors were present for 75% or more of the aggregate Board and Audit Committee meetings.

   The Audit Committee consists of Mr. Brown, Mr. Schonrock, and Mr. Taylor. The purpose of the Audit Committee is to oversee the system of internal accounting control and the internal audit function, and to ensure the objectivity of the independent audit.

  The Company does not have a nominating committee or compensation committee.


  COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF
                               1934

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors, and persons owning more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission (SEC) and The National Association of Securities Dealers, Inc. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms filed.

   Based solely on review of the copies of such forms and any amendments thereto furnished to the Company, or written representations that no forms were required, the Company believes that during the year ended December 31, 1995, all Section 16(a) filing requirements applicable to its officers, directors, and greater than ten percent beneficial owners were met, except that Neil E. Keith and Lawrence F. Ayers, Jr., Executive Vice Presidents of the Company, and Keith H. Schonrock, Jr., a Director of the Company, each filed one late report covering one transaction, and Robert E. Thurber, an Executive Vice President and Director of the Company, filed one late report covering two transactions.


          CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In order to encourage retention of Common Stock by executive officers, the Company adopted a loan program effective January 1993, under which executive officers may borrow from the Company, on an unsecured basis, an amount not exceeding (1) the current market value of Common Stock owned by any such executive officer, and/or (2) the net value (current market price less exercise price) of currently exercisable stock options owned by any such executive officer. Interest on the loans is charged monthly at the prevailing prime rate. Amounts must be repaid by the earliest to occur of termination of employment, the attainment of a designated market price for the Company's stock or the sale of a certain number of shares by loan recipients, or May 1, 1996.

   At January 31, 1996, James W. Meadlock was indebted to the Company in the amount of $5,197,000 under the program. This amount represents the maximum amount outstanding since January 1, 1995.


                      EXECUTIVE COMPENSATION

   Information relating to compensation of certain executive officers of the Company, the policies and practices of the Company relative to executive compensation, and the performance of the Company's stock are presented in this section. This information consists of a summary compensation table, information on stock option grants, exercises, and year end values, information on employment contracts, a report on executive compensation from the Board of Directors, and a graph depicting the five year performance of the Company's stock against the performance of a peer group of companies and the Standard & Poor's 500 stock index.

Summary Compensation Table

   The following table summarizes for the last three years the compensation of the Chairman and Chief Executive Officer and the four most highly compensated executive officers who were serving as such at December 31, 1995.

                              SUMMARY COMPENSATION TABLE
                                   Annual Compensation
                            ----------------------------------------
                                                        Other        Securities
Name and                                                Annual       Underlying   All Other
Principal Position          Year  Salary($) Bonus($) Compensation($) Options(#) Compensation($)
------------------------    ----  --------- -------- --------------- ---------- ---------------
                                                          (1)
James W. Meadlock,
Chairman and Chief
Executive Officer(2)        1995  $300,000     ---        ---           ---     $ 6,401
                            1994  $300,000     ---        ---           ---     $ 6,371
                            1993  $300,000     ---        ---           ---     $ 6,390

Manfred Wittler,
Executive Vice President(3) 1995  $279,514   $98,351   $ 82,730         ---     $18,454
                            1994  $246,933   $92,431   $ 70,997         ---     $12,062
                            1993  $243,939   $72,671   $ 68,486        29,359   $11,920

Stephen J. Phillips,
Executive Vice President(4) 1995  $219,080     ---        ---          10,000   $ 6,732
                            1994  $207,480     ---        ---           ---     $ 6,685
                            1993  $200,640     ---     $ 20,749         ---     $ 6,474

Allan B. Wilson,
Executive Vice President(5) 1995  $198,880     ---     $103,855        10,000   $11,198
                            1994  $145,600     ---        ---           ---     $ 5,287
                            1993  $145,600     ---        ---           ---     $ 5,271

Tommy D. Steele,
Executive Vice President(6) 1995  $196,700     ---        ---           ---     $ 5,057
                            1994  $182,000     ---     $ 29,309         ---     $ 4,005
                            1993  $182,000     ---        ---           ---     $ 3,926

(1) "Other Annual Compensation" for each of the named executives does not include the value of certain personal benefits, if any, furnished by the Company or for which it reimburses the named executives, including the use of corporate vehicles, unless the value of such benefits in total exceeds the lesser of $50,000 or 10% of the total annual salary and bonus reported in the above table for the named executive.

(2) "All Other Compensation" for Mr. Meadlock consists of the following:

                                          1995      1994      1993
                                         ------    ------    ------
        Retirement plans contribution    $   83    $   53    $   72
        Term life insurance *             6,318     6,318     6,318
                                         ------    ------    ------
            Total                        $6,401    $6,371    $6,390
                                         ======    ======    ======

(3) "Other Annual Compensation" for Mr. Wittler consists of the following:

                                        1995      1994      1993
                                      -------   -------   -------
         Housing allowance            $38,510   $32,787   $32,432
         Lease of vehicle              36,770    31,653    28,765
         Other                          7,450     6,557     7,289
                                      -------   -------   -------
            Total                     $82,730   $70,997   $68,486
                                      =======   =======   =======

  "All Other Compensation" for Mr. Wittler consists of the following:

                                          1995      1994      1993
                                        -------   -------   -------
         Retirement plans contribution  $15,970   $ 9,877   $ 9,758
         Health insurance premiums        2,484     2,185     2,162
                                        -------   -------   -------
            Total                       $18,454   $12,062   $11,920
                                        =======   =======   =======

   Mr. Wittler is paid primarily in European currencies which fluctuate in value against the U.S. dollar.


(4) "Other Annual Compensation" for Mr. Phillips for 1993 includes $16,744 for use of a corporate apartment. "All Other
    Compensation" for Mr. Phillips consists of the following:

                                         1995      1994      1993
                                        ------    ------    ------
         Retirement plans contribution  $4,630    $4,583    $4,585
         Term life insurance *           2,102     2,102     1,889
                                        ------    ------    ------
            Total                       $6,732    $6,685    $6,474
                                        ======    ======    ======

(5) "Other Annual Compensation" for Mr. Wilson for 1995 includes $82,634 for housing allowance and $20,641 for reimbursement of relocation expenses.

   "All  Other  Compensation"  for  Mr.  Wilson  consists  of   the
   following:

                                         1995      1994      1993
                                       -------   -------   -------
         Retirement plans contribution $ 7,142   $ 4,449   $ 4,432
         Health insurance premiums       3,217       ---       ---
         Term life insurance *             839       838       839
                                       -------   -------   -------
            Total                      $11,198   $ 5,287   $ 5,271
                                       =======   =======   =======

(6) "Other Annual Compensation" for Mr. Steele for 1994 includes $26,074 for reimbursement of relocation expenses and related income tax payments. "All Other Compensation" for Mr. Steele consists of the following:

                                         1995      1994      1993
                                        ------    ------    ------
         Retirement plans contribution  $2,231    $2,196    $2,117
         Term life insurance *           2,826     1,809     1,809
                                        ------    ------    ------
            Total                       $5,057    $4,005    $3,926
                                        ======    ======    ======

    *Premium payments for term life insurance were not made to split-dollar insurance arrangements.


Stock Option Grants, Exercises and Year End Values

   The Company from time to time awards stock options to executive officers and other key employees pursuant to a stock option plan approved by the shareholders of the Company. Members of the Plan's administrative committee, which includes James W. Meadlock, Chairman and Chief Executive Officer, are not eligible to receive options under the plan.

   The following table sets forth information concerning options granted during the year ended December 31, 1995 to the Named Executive Officers who are eligible to receive options under the plan.

                           OPTION GRANTS

                             Individual Grants (1)
-----------------------------------------------------------------------------------
                            Number of     Percent of
                           Securities   Total Options
                           Underlying     Granted to                                 Grant Date
                            Options       Employees       Exercise      Expiration    Present
Name                       Granted(#)     This Year    Price ($/Share)     Date       Value ($)
------------------------   ----------   -------------  ---------------  ----------   ----------
                                                                                         (2)
Stephen J. Phillips,
Executive Vice President    10,000         .7%          $11.125          8/10/2005    $45,257

Allan B. Wilson,
Executive Vice President    10,000         .7%          $11.125          8/10/2005    $45,257

(1) Options were granted at fair market value on the date of grant under the Company's incentive stock option plan. Fair market value is determined as the closing sale price of the Company's stock as reported on The NASDAQ Stock Market. Options become exercisable two years from the date of grant at a rate of 25%
     per year, with full vesting at the fifth anniversary of the grant date. Options were granted for a term of ten years from the date of grant.

(2) The present value of options at the date of grant was determined using the Black-Scholes option pricing model. Estimated values determined using this model are based on the market value of the stock on the date of grant, the exercise price of the option, and on assumptions as to risk free rate of return, volatility of the Company's stock price, and expected term of the option. Dividend yield is excluded from the calculation since it is the present policy of the Company to retain all earnings to finance operations. Risk free rate of return is based on quoted yields at grant date for U.S. Treasury zero-coupon bonds with a term equal to the expected option term. Stock price volatility is based on weekly changes in the Company's stock price for the three year period preceding the month the option was granted. The expected term of the option is based on the weighted average of vested option amounts at each vesting date plus the expected days to exercise. The expected days to exercise is the number of days from vesting date to exercise date determined by using actual exercise data for the Company's options for the three year period preceding the month the option was granted.

     The actual value, if any, an executive may realize from exercise of stock options will be determined based on the excess of stock price over exercise price on the date the option is exercised. There is no assurance that the value realized by an executive will be at or near the value estimated by the Black-Scholes model, or that any value will be realized.

   The following table sets forth the value realized on options exercised by the Named Executive Officers during the year ended December 31, 1995, and values as of December 31, 1995, for stock options held by the Named Executive Officers who are eligible to receive options under the plan.

            OPTION EXERCISES AND YEAR END OPTION VALUES

                                                       Number of Securities       Value of Unexercised
                             Shares                   Underlying Unexercised      In-the-Money Options
                            Acquired                  Options at Year End (#)        at Year End ($)
                               On         Value      -------------------------- --------------------------
Name                       Exercise(#)  Realized($)  Exercisable  Unexercisable Exercisable  Unexercisable
-------------------------  -----------  -----------  -----------  ------------- -----------  -------------

Manfred Wittler,
Executive Vice President   20,000       $85,000       12,339       17,020        $ 49,356     $ 68,080

Stephen J. Phillips,
Executive Vice President   10,000       $30,315        ---         10,000           ---       $ 46,250

Allan B. Wilson,
Executive Vice President    ---           ---          ---         10,000           ---       $ 46,250

Tommy D. Steele,
Executive Vice President    ---           ---         55,000       55,000        $433,125     $433,125

The value of unexercised in-the-money options is determined as the excess of the closing sale price of the Company's Common Stock as reported on The NASDAQ Stock Market for December 29, 1995 over the exercise price of the options held by the Named Executive Officer.


Compensation of Directors

   Directors of the Company are not compensated for their services as directors.


Employment Contracts

   Mr. Wittler holds employment contracts with the U.S. parent company and with three of the Company's international business entities. The contracts provide Mr. Wittler a fixed base salary, certain expense allowances for housing, a leased vehicle, and other personal expense items, and annual incentive bonus payments for achievement and overachievement of certain sales order, revenue, and profitability goals of the Company's operations in the Americas and Europe. The contracts are open-ended but may be terminated by either party with six months written notification. The contracts provide for six months severance pay in the event of involuntary termination of employment, and for relocation of Mr. Wittler at the Company's expense in the event of voluntary termination of employment. Should the contracts be terminated by either of the parties, Mr. Wittler is obligated to refrain from direct competition with the Company or its affiliates for a period of six months following termination, provided the Company has met its severance pay obligation as described above.

   Mr. Wilson entered into separate employment agreements with the U.S. parent company and one of the Company's international business entities as of May 3, 1995. The contracts provide Mr. Wilson a fixed base salary, certain expense allowances for relocation and housing, and other personal expense items. The contracts are open-ended but may be terminated by either party with two months written notification. The contracts provide for relocation of Mr. Wilson at the Company's expense in the event of termination of employment.


Compensation Committee Interlocks and Insider Participation

   The Company does not have a compensation committee or other committee of the Board of Directors performing equivalent functions. Mr. Meadlock's compensation is determined by the Board, excluding Mr. Meadlock and Nancy B. Meadlock. During the year ended December 31, 1995, the Board held no deliberations regarding the compensation of Mr. Meadlock. The Board has delegated responsibility for determination of the compensation of all other executive officers to Mr. Meadlock. The Administrative Committee of the Company's stock option plan (the "Administrative Committee"), which is appointed by the Board of Directors and currently consists of Messrs. Meadlock, Schonrock, Taylor, and Thurber, and Mrs. Meadlock, may award both incentive stock options and non-qualified stock options to executive officers and other key employees. During the year ended December 31, 1995, the Administrative Committee awarded options for a total of 1,392,718 shares of the Company's Common Stock. Of this total, options for 45,000 shares were awarded to executive officers, including 10,000 to Stephen J. Phillips and 10,000 to Allan B. Wilson, two of the Named Executive Officers.

  During the year ended December 31, 1995, no executive officer of the Company served as a director or as a member of the compensation committee or committee performing equivalent functions of another business entity, and no executive officer of another business entity served as a member of the Board of Directors of the Company.


Board of Directors' Report on Executive Compensation

    Executive Officer Compensation. The Chairman and Chief Executive Officer (CEO) subjectively determines the compensation of all other executive officers of the Company based on the authority and discretion granted him by the Board of Directors. There are no standard performance factors, either corporate or directly applicable to the executive whose salary is being considered, that serve as specific measures of performance in the CEO's determination of executive salaries. In arriving at his decision, the CEO may form a subjective judgment as to the executive's overall contribution to the Company, consider his or her level of experience, and subjectively consider the Company's overall financial performance. Relative weights are not formally assigned to these factors, but some factors, particularly the
Company's financial performance as measured by revenue and earnings, may be subjectively considered more important than others in arriving at compensation for individual executive officers. Specific quantifiable performance objectives are not used in determining the individual's contribution to the Company, with the exception of sales personnel, who are assigned sales dollar goals. Evaluation of executives whose principal duties are technical in nature is based principally on the CEO's subjective judgment of the technical design and timeliness of development of new products. Salaries for executives performing administrative functions are based primarily on a subjective determination of contribution to the Company by the CEO. The Company does not perform formal salary surveys. The CEO has a general awareness of industry compensation practices by virtue of his experience and position in the industry, but specific industry or competitor compensation data (including that of the peer group of companies in the performance graph following this report) is not utilized.

   There is no formal bonus plan for executive officers, but exceptional individual performance, as subjectively determined by the CEO, has occasionally been rewarded by a cash bonus at the discretion of the CEO. Overall corporate performance neither guarantees nor precludes the award of bonuses, but may influence the amount of such bonuses. Sales executives are paid a base salary that approximates 70% of the executives' total potential annual compensation. The base salary amount may be supplemented in amounts up to an additional 30% of total potential compensation if certain order, revenue, and profitability objectives are met. The occurrence and amount of bonus awards are not based on standard criteria or quantifiable performance factors applicable either to the individual or the financial performance of the Company.

   The granting of stock options to purchase shares of the Company's stock over a ten-year period at a specified price is the primary means of providing long-term incentive to executive officers to perform in a manner that benefits themselves, the Company, and the Company's shareholders. There are no standard performance factors, applicable to either the individual and his or her job performance or the financial performance of the
Company, utilized in the option award decisions of the Administrative Committee. Decisions to award stock options are based upon subjective evaluations of job performance and expected contribution to the Company. Stock options may also be used to attract new employees. Previous option awards are considered when awarding new options. With respect to incentive stock options, such options may not exceed the amounts permitted under applicable Internal Revenue Code provisions.

    The   Company  at  times  enters  into  short-term  employment
agreements  with  key  executives  that  specify  the   terms   of
employment including compensation arrangements. The agreements generally provide for employment at will but may also provide for severance payments under certain circumstances excluding termination for cause. Such severance amounts do not exceed the balance of compensation due for the remaining unfulfilled term of the agreement. Executives without employment agreements terminated through a workforce reduction or job elimination receive severance pay based on years of service up to a maximum of twenty-six weeks pay under a Company policy applicable to all employees.

   CEO Compensation. The compensation of the Chairman and CEO is determined by the other members of the Board of Directors, with the exception of Nancy B. Meadlock. Since 1989 the Board has not deliberated the compensation of the CEO, and the CEO has not been awarded a salary increase or bonus. There are no standard corporate or individual performance factors utilized by the Board in evaluation of CEO compensation. The Board believes that, because of Mr. Meadlock's large beneficial holding of Company stock, the interests of Mr. Meadlock are aligned with those of the Company's other shareholders, making salary less a factor than return on common stock in evaluation of CEO compensation. Mr. Meadlock is not eligible to receive grants of stock options because of his participation on the Administrative Committee of the option plan.

   The above report on executive compensation is given by the Company's Board of Directors and the Administrative Committee of its stock option plan.

          Board of Directors:   James W. Meadlock
                                Roland E. Brown
                                Larry J. Laster
                                Nancy B. Meadlock
                                Keith H. Schonrock, Jr.
                                James F. Taylor, Jr.
                                Robert E. Thurber

          Administrative Committee,
          stock option plan:    James W. Meadlock
                                Nancy B. Meadlock
                                Keith H. Schonrock, Jr.
                                James F. Taylor, Jr.
                                Robert E. Thurber

Performance Graph

   The following graph sets forth a comparison of the cumulative total shareholder return to the Company's shareholders with that of a group of peer companies and that of the Standard & Poor's 500 Stock Index for the five year period ended December 31, 1995. The Company considers its peer group to be the top five U.S. companies in terms of sales to the computer-aided design (CAD) industry and the top five U.S. computer workstation manufacturing companies for which financial information is publicly available, as determined on the basis of 1994 revenues by Dataquest, Incorporated, a leading market research firm in the computer industry. The composition of the peer group may change annually due to changes in revenues of companies in the industry. In addition, the number of companies comprising the peer group may total less than ten, since it is possible that some competitors appear in the top five rankings for both sales to the CAD industry and workstation revenues. The Company's current year peer group consists of IBM, Hewlett-Packard Corp., Digital Equipment Corp., Sun Microsystems, Inc., and Silicon Graphics, Inc. Autodesk, Inc., which was included in the top five U.S. CAD companies based on 1993 revenues and thus was included in the Company's prior year peer group, was replaced in the current year peer group by Silicon Graphics, Inc. based on 1994 revenues. Dataquest ranks the Company number five among the U.S. CAD companies and number seven among U.S. workstation manufacturers based on 1994 revenues.

   Total shareholder return for the peer group, the Standard & Poor's 500, and the Company was determined by adding a) the cumulative amount of dividends for a given year, assuming dividend reinvestment, and b) the difference between the share price at the beginning and at the end of the year, the sum of which was then divided by the share price at the beginning of such year. The graph assumes $100 was invested on December 31, 1990 in the peer group, in the Standard & Poor's 500 companies, and in the Company.


                Comparative Five-Year Total Returns
          Peer Group, Standard & Poor's 500 Stock Index,
                 and Intergraph Corporation (INGR)


             1990     1991     1992    1993     1994    1995
             ----     ----     ----    ----     ----    ----
Peer Group   $100     $ 95     $ 72    $ 82     $104    $153
S&P 500      $100     $130     $140    $155     $157    $215
INGR         $100     $129     $ 96    $ 77     $ 59    $115



                            PROPOSAL 2
              RATIFICATION OF APPOINTMENT OF AUDITORS

   The Board of Directors of the Company has appointed Ernst & Young LLP as the Company's independent auditors to audit the financial statements of the Company and to perform other accounting services as appropriate for the year ending December 31, 1996. Such appointment will be presented to the shareholders for ratification at the Meeting. If the shareholders do not ratify the appointment, the selection of another firm will be considered by the Board. A representative of Ernst & Young LLP is expected to be present at the Meeting to respond to questions from shareholders and will be given the opportunity to make a statement if so desired.

  The Board of Directors recommends a vote FOR Proposal 2.



             DATE FOR RECEIPT OF SHAREHOLDER PROPOSALS

   Shareholder proposals intended for presentation at the 1997 Annual Meeting must be received by the Company for inclusion in its 1997 proxy material no later than December 2, 1996.


                               OTHER

  Management does not know of any other matters to be presented at the Meeting for action by shareholders. However, if any other matters are properly brought before the Meeting or any adjournment thereof, votes will be cast pursuant to the proxies in accordance with the best judgment of the proxy holders with respect to such matters.

   UPON WRITTEN REQUEST OF ANY SHAREHOLDER TO JOHN R. WYNN, SECRETARY, INTERGRAPH CORPORATION, HUNTSVILLE, ALABAMA 35894-0001, THE COMPANY WILL PROVIDE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.



                                      By  Order of the Board of Directors




                                     JOHN R. WYNN

                                     Secretary

DATED:  March 31,1996







                      INTERGRAPH CORPORATION

        THIS PROXY IS SOLICITED ON BEHALF OF THE INTERGRAPH
                            CORPORATION
    BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS,
                           MAY 16, 1996

  The undersigned hereby appoints James W. Meadlock and John R. Wynn, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of Intergraph Corporation which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held on May 16, 1996, or any adjournment(s) thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment(s) thereof.

  This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. IF
NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
ELECTION OF ALL NOMINEES LISTED BELOW AND FOR PROPOSAL 2.

The Board of Directors recommends a vote FOR election of all nominees listed below and FOR Proposal 2.


PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY CARD PROMPTLY
USING THE ENCLOSED ENVELOPE.


1.  Election of Directors
[ ]FOR all nominees  [ ]WITHHOLD AUTHORITY   [ ]FOR ALL nominees listed below
   listed below         to vote for all         (Except as marked to the
                        nominees listed below   contrary below)

  Nominees: James W. Meadlock;  Roland E. Brown;
            Larry J. Laster; Keith H. Schonrock, Jr.; Richard
            K. Snelling; James F. Taylor, Jr.; Robert E.
            Thurber.

  INSTRUCTION:  To withhold authority to vote for any
                individual nominee strike a line through the nominee's name in the list above.

2. Proposal to ratify the appointment of Ernst & Young LLP as the Company's auditors for the current fiscal year.

    [ ]  FOR        [ ] AGAINST     [ ]  ABSTAIN


                              COM*
                              ESP*
                              ESB*
                              Please sign exactly as your
                              name appears at left.  If
                              registered in the names of
                              two or more persons, each
                              should sign.  Executors,
                              administrators, trustees,
                              guardians, attorneys, and
                              corporate officers should
                              show their titles.

                              Signature:____________ Date:________ , 1996

                              Signature:____________ Date:_________, 1996

* COM = Common Stock Shares; ESP = Employees Stock Purchase
Plan Shares; ESB = Employees Stock Bonus Plan Shares.